EXHIBIT 1

METABANK PROFIT SHARING 401(k) PLAN

Financial Statements and Schedule

September 30, 2012 and 2011

 (With Report of Independent Registered

Public Accounting Firm Thereon)

METABANK PROFIT SHARING 401(k) PLAN

METABANK PROFIT SHARING 401(K) PLAN

Report of Independent Registered Public Accounting Firm

The Plan Administrator

MetaBank Profit Sharing 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the MetaBank Profit Sharing 401(k) Plan (the Plan) as of September 30, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended September 30, 2012. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of September 30, 2012 and 2011, and the changes in net assets available for benefits for the year ended September 30, 2012, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in Schedule H, line 4i – schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplementary information is the responsibility of the Plan’s management. The supplementary information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

Des Moines, Iowa
April 16, 2013

METABANK PROFIT SHARING 401(k) PLAN

Statements of Net Assets Available for Benefits

September 30, 2012 and 2011

	2012	2011
Assets:
Investments, at fair value	$14,662,760	$11,401,961
Employee contributions receivables	740,206	810,072
Net assets available for benefits	$15,402,966	$12,212,033

See accompanying notes to financial statements.

METABANK PROFIT SHARING 401(k) PLAN

Statement of Changes in Net Assets Available for Benefits

Year ended September 30, 2012

Additions to net assets attributed to:
Investments:
Interest and dividends	$287,053
Net depreciation in fair value of investments	2,240,002
Net change in investments	2,527,055
Contributions:
Participants	963,337
Employer	740,378
Rollovers	32,994
Total contributions	1,736,709
Deductions from net assets attributed to:
Benefits paid to participants	1,063,104
Administrative expenses	9,727
Total deductions	1,072,831
Net decrease in net assets available for benefits	3,190,933
Net assets available for benefits:
Beginning of year	12,212,033
End of year	$15,402,966

See accompanying notes to financial statements.

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2012 and 2011

(1)	Description of the Plan

The following description of the MetaBank Profit Sharing 401(k) Plan (the Plan) provides only general information. Participants should refer to the Plan Agreement for a more complete description of the Plan’s provisions.

(a)	General and Eligibility

The Plan is a defined contribution plan covering all full-time employees of MetaBank (a wholly owned subsidiary of Meta Financial Group, Inc.), referred to herein as the Bank, who have one year of service (profit-sharing), three months of service (elective deferrals and match) and are age 21 or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

(b)	Record Keeper and Custodian

REDW Benefits LLC has been designated as record keeper and TD Ameritrade has been designated as custodian of the Plan.

(c)	Contributions

The Plan is funded by employee and employer contributions. Participating employees may contribute a percentage of their wages up to the maximum percentage allowable not to exceed the limits of Code Section 401(k), 402(g), 404, and 415. Annual employee contributions were limited to $17,000 and $16,500 in 2012 and 2011, respectively, as indexed by the Internal Revenue Service (IRS), except for those employees eligible for catch-up contributions. The Plan also places certain restrictions on contributions from those employees defined as highly compensated.

The employer may, in its sole discretion, make discretionary contributions to the Plan each year. A contribution of 4% of eligible compensation based on IRS limitations was made for fiscal year 2011 during the 2012 fiscal year ended September 30, 2012. A contribution of 4% of eligible compensation was also approved for fiscal year 2012 to be paid in fiscal year 2013.

Participants direct the investment of their contributions and any employer contributions into various investment options offered by the Plan. Participants may currently direct contributions into 24 mutual funds, 2 money market accounts, and a self-directed investment account. Additionally, participants may use a portion of their account balance to contribute to Meta Financial Group, Inc. common stock.

During the year ended September 30, 2012, the Plan allows participants to contribute to a Roth IRA. Total contributions to the Roth IRA were $39,425 for the year ended September 30, 2012. The Plan collects and distributes funds in the Roth accounts in the same manner as for all previous contributions to the Plan. Beginning October 1, 2011, internal rollovers from a traditional 401(k) plan to a Roth IRA are allowed. As of September 30, 2012, no such internal rollovers had occurred.

(d)	Participants Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Bank’s contribution, if any, and (b) investment fund earnings, and charged with an allocation of administrative expenses. Investment income and administrative expenses are allocated based on participant account value. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
(Continued)

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2012 and 2011

(e)	Voting Rights

Each participant is entitled to exercise voting rights attributable to the shares allocated to his or her account and is notified by the Bank on behalf of the Trustees prior to the time that such rights are to be exercised. The Trustees are not permitted to vote any allocated share for which instructions have not been given by a participant.

(f)	Vesting

Participants are immediately vested in their voluntary contributions and in the Bank’s discretionary contributions, plus actual earnings thereon.

(g)	Payment of Benefits

On termination of service due to retirement, death, or disability, a participant may elect to receive either a lump-sum cash payment equal to the value of the participant’s account or monthly, quarterly, semiannual, or annual installment payments.

In all instances, if the vested value of a participant’s account is less than $1,000, a lump-sum cash payment will be made.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

(b)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(c)	Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Interest-bearing cash and money market accounts are reported at fair value determined to be equal to cost. Shares of mutual funds are reported at fair value based on the quoted market price of the fund, which represents the net asset value of the shares held by the fund at year-end. Self-directed accounts are reported at fair value based upon the underlying investments comprising the accounts. The investment in the common stock of Meta Financial Group, Inc. is reported at fair value based on quoted market price.

Purchases and sales of securities are recorded on a trade-date basis. Interest is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

(Continued)

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2012 and 2011

(d)	Payment of Benefits

Benefit payments to participants are recorded upon distribution. As of September 30, 2012, there were no amounts allocated to accounts of participants who had elected to withdraw from the Plan but had not yet been paid.

(e)	Recently Issued Accounting Pronouncement

Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs

This ASU was issued concurrently with IFRS 13, Fair Value Measurements, to provide largely identical guidance about fair value measurement and disclosure requirements. The new standards do not extend the use of fair value but, rather, provide guidance about how fair value should be applied where it already is required or permitted under IFRS or U.S. GAAP. For U.S. GAAP, most of the changes are clarifications of existing guidance or wording changes to align with IFRS 13.

A public entity is required to apply this ASU prospectively for interim and annual periods beginning after December 15, 2011. Early adoption is not permitted.  In the period of adoption, a reporting entity will be required to disclose a change, if any, in valuation technique and related inputs that result from applying the ASU and to quantify the total effect, if practicable.  The Plan will adopt this update in at the beginning of fiscal year 2013 and does not expect the adoption to have a material effect on the Plan’s net assets available for benefits or changes in net assets available for benefits.

(3)	Administrative Expenses

Certain administrative functions are performed by officers or employees of the Bank. No such officer or employee receives compensation from the Plan. Certain other administrative expenses are paid directly by the Plan.

(4)	Investments

The fair value of the Plan’s investments that represent 5% or more of the Plan’s net assets at September 30, 2012 and 2011 are as follows:

	Fair value
	2012	2011
Mutual funds:
Eaton Vance Large Cap Value Fund Class I	$-	$616,692
Prudential Jennison Mid-Cap Growth Fund	912,708	703,562
Wells Fargo Growth Fund Institutional Class	1,160,695	836,664
Managers PIMCO Bond Fund	1,475,564	1,292,690
Nuveen Dividend Value I	832,388	-
Common stock, Meta Financial Group, Inc.	1,736,478	1,290,794
Self-directed brokerage accounts	1,892,672	1,801,766

(Continued)

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2012 and 2011

During the year ended September 30, 2012, the Plan’s investments in mutual funds and Meta Financial Group, Inc. common stock (including investments bought, sold, and held during the year) appreciated in fair value by $1,663,529 and $445,580, respectively. The Plan’s investments in self directed accounts appreciated in fair value by $130,893 during the same period.

The Plan owns 73,424 shares of Meta Financial Group, Inc. Common Stock at September 30, 2012 and 2011. The Plan did not purchase any shares of Meta Financial Group, Inc., a party-in-interest, common stock during the year ended September 30, 2012. The Plan received $38,180 in dividend income on the Meta Financial Group, Inc. common stock during the year ended September 30, 2012.

(5)	Fair Value Measurements

The objective of a fair value measurement is to determine the price that would be received to sell the asset or paid to transfer the liability at the measurement date. Financial assets and financial liabilities are categorized into a three level hierarchy based on the priority of inputs used in the valuation techniques utilized to determine fair value.

Level 1:	unadjusted quoted prices in active markets for identical assets or liabilities

Level 2:
other significant observable inputs (including quoted prices for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted market prices that are observable for the asset or liability)

Level 3:	significant unobservable inputs (including the Plan’s own assumptions about what a market participant would use in determining the fair value of investments)

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial statements.

The following is a description of the valuation methods used for assets measured at fair value:

Mutual Funds/Common Stock: The fair values of the mutual funds and common stock are based on quoted market prices when available.

Self-directed brokerage accounts: The fair values of the mutual funds, stocks and bonds within the self-directed brokerage accounts are based on quoted market prices when available.

Money Market accounts: The fair value of the money market accounts are considered the same as cash.

(Continued)

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2012 and 2011

The fair value of the Plan’s assets at September 30, 2012 and 2011, by level within the fair value hierarchy, are presented as follows:

	September 30, 2012
	Prices in	Other	Significant
	active	observable	unobservable
	markets	inputs	inputs	Total
	(Level 1)	(Level 2)	(Level 3)	fair value
Common Stock	$1,736,478	$-	$-	$1,736,478
Mutual funds	10,412,847	-	-	10,412,847
Self-directed brokerage accounts	1,892,672	-	-	1,892,672
Money market accounts	620,763	-	-	620,763
	$14,662,760	$-	$-	$14,662,760
	September 30, 2011
	Prices in	Other	Significant
	active	observable	unobservable
	markets	inputs	inputs	Total
	(Level 1)	(Level 2)	(Level 3)	fair value
Common Stock	$1,290,794	$-	$-	$1,290,794
Mutual funds	7,912,103	-	-	7,912,103
Self-directed brokerage accounts	1,801,766	-	-	1,801,766
Money market accounts	397,298	-	-	397,298
	$11,401,961	$-	$-	$11,401,961

There were no transfers between levels during the years ended September 30, 2012 and 2011.

(6)	Plan Termination

Although it has not expressed any intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

(Continued)

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2012 and 2011

(7)	Tax Status

The Internal Revenue Service has determined and informed the Plan by a letter, dated January 31, 2006, that the Plan and related trust are designed in accordance with applicable Sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter; however, the Plan Administrator believes the Plan is designed and being operated in compliance with the applicable requirements of the Code.

(8)	Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across the participant-directed fund elections. Additionally, the investments within each participant-directed fund election are further diversified into varied financial instruments. Investment decisions are made, and the resulting risks are borne, exclusively by the Plan participant who made such decisions.

The Plan invests directly or indirectly in investments with contractual cash flows, such as asset backed securities, collateralized mortgage obligations, and commercial mortgage backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies, or defaults, or both, and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

(9)	Subsequent Events

The Plan has evaluated subsequent events through the date the financial statements were issued, to ensure that the financial statements include appropriate disclosure or recognition of events that occurred subsequent to September 30, 2012.

On December 1, 2012 the custodian and record keeper for the Plan was changed to Principal Financial Group, Inc.

Schedule

METABANK PROFIT SHARING 401(k) PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

September 30, 2012

	(b)
	Identity of issuer, borrower,	(c)	(d)	(e)
(a)	lessor, or similar party	Description of investment	Cost	Current value
*	Meta Financial Group, Inc.	Individual equity	**	$1,736,478
	Allianz NFJ Small-CAP Value FD Institutional Class	Mutual fund	**	57,673
	Cohen & Steers Realty Shares Inc.	Mutual fund	**	290,761
	Davis Financial Fund Class A	Mutual fund	**	26,123
	DFA Emerging Markets Value	Mutual fund	**	249,266
	Fidelity Advisor Leveraged Company Stock	Mutual fund	**	71,363
	Franklin/Templeton Instl Foreign Equity	Mutual fund	**	485,985
	Lord Abbett Developing Growth Fund Class	Mutual fund	**	368,256
	Managers PIMCO Bond Fund	Mutual fund	**	1,475,564
	Nuveen Dividend Value I	Mutual fund	**	832,388
	Oakmark Equity and Income Fund	Mutual fund	**	375,883
	Prudential Jennison Mid-Cap Growth Fund	Mutual fund	**	912,708
	Prudential Jennison Utility Fund Class Z	Mutual fund	**	42,592
	Royce Pennsylvania Mutual Fund Investment C	Mutual fund	**	426,889
	T Rowe Price Health Sciences	Mutual fund	**	647,729
	Vanguard 500 Index Signal Shares	Mutual fund	**	544,705
	Vanguard Target Retirement 2015 Fund	Mutual fund	**	189,460
	Vanguard Target Retirement 2035 Fund	Mutual fund	**	536,818
	Vanguard Target Retirement 2045 Fund	Mutual fund	**	331,478
	Vanguard Target Retirement 2025 Fund	Mutual fund	**	320,639
	Vanguard Target Retirement Income Fund	Mutual fund	**	6,853
	Vanguard U.S. Treasury Admiral Shares	Mutual fund	**	511,345
	Victory Established Value Class A	Mutual fund	**	547,674
	Wells Fargo Growth Fund Institutional Class	Mutual fund	**	1,160,695
	TD Ameritrade SDBA	Self-directed brokerage account	**	1,892,672
	TD Bank USA Institutional Money Market	Money market deposit account	**	579,484
	TD Bank USA MMDA	Money market deposit account	**	41,279
				$14,662,760

*	Party-in-interest.
**	Cost information is not required for participant-directed investments, and, therefore is not included.

See accompanying report of independent registered public accounting firm.